                                                                 Exhibit (a)(1)

                               724 SOLUTIONS INC.


   OFFER TO EXCHANGE OUTSTANDING ELIGIBLE OPTIONS HAVING AN EXERCISE PRICE OF
     MORE THAN U.S.$3.00, OR MORE THAN CDN.$4.75 (IF DENOMINATED IN CANADIAN DOLLARS), GRANTED TO ELIGIBLE EMPLOYEES UNDER 724 SOLUTIONS INC.'S 1997 AND
     2000 STOCK OPTION PLANS, AND GRANTED AFTER JANUARY 15, 2001 TO ELIGIBLE EMPLOYEES UNDER 724 SOLUTIONS INC.'S TANTAU STOCK OPTION PLAN, FOR OPTIONS TO
                 PURCHASE COMMON SHARES TO BE GRANTED UNDER THE
                    724 SOLUTIONS INC. 2000 STOCK OPTION PLAN


                         THE OFFER AND WITHDRAWAL RIGHTS
                     EXPIRE AT 11:59 P.M., EASTERN STANDARD
                           TIME ON FEBRUARY 21, 2002,
               UNLESS THE OFFER IS EXTENDED BY 724 SOLUTIONS INC.


            Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to:


                               724 SOLUTIONS INC.
                            ATTENTION: CALVIN BARRETT
                          10 YORK MILLS ROAD, 3RD FLOOR
                                TORONTO, ONTARIO
                                     M2P 2G4
                         TEL: (416) 226-2900, EXT. 5149
                               FAX: (416) 228-2350


          THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE
            US SECURITIES AND EXCHANGE COMMISSION (SEC), NOR HAS THE
       SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON
                  THE ACCURACY OR ADEQUACY OF THE INFORMATION
                 CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


January 24, 2002

                                TABLE OF CONTENTS

                                                                           Page
Summary - Questions and Answers                                               3
The Offer                                                                    15
1.          Eligible Employees and Eligible Options; Expiration Date         15
2.          Purpose of the Offer                                             16
3.          Procedures for Tendering Eligible Options                        17
4.          Withdrawal Rights                                                18
5.          Acceptance of Eligible Options for Exchange and Issuance of
            New Options                                                      19
6.          Conditions of the Offer                                          21
7.          Price Range of Common Shares Underlying the Eligible Options     22
8.          Source and Amount of Consideration; Terms of New Options         23
9.          Information Concerning 724 Solutions                             31
10.         Interests of Directors and Officers; Transactions and
            Arrangements Concerning the Options and Our Common Shares        33
11.         Status of Eligible Options Acquired by Us in the Offer;
            Accounting Consequences of the Offer                             37
12.         Legal Matters; Regulatory Approvals                              38
13.         Extension of Offer; Termination; Amendment                       38
14.         Fees and Expenses                                                39
15.         Additional Information                                           39
16.         Forward Looking Statements                                       40
17.         Miscellaneous                                                    41
Schedule A: Information Concerning the Directors and Executive Officers
            of 724 Solutions Inc.                                            42
Exhibit 1:  Form of Acceptance Letter                                        43
Exhibit 2:  Form of Withdrawal Letter                                        51

                         SUMMARY - QUESTIONS AND ANSWERS

            724 Solutions Inc., which we refer to as "we", "the Company" "us" or "724 Solutions", is offering eligible employees the opportunity to exchange all eligible options for new options that we will grant under the 724 Solutions Inc. 2000 Stock Option Plan, as amended and restated (the "2000 Plan"). We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related cover letter and acceptance letter (which together constitute the "offer").

            The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the following summary of this offer to exchange, the remainder of this offer to exchange and the accompanying acceptance letter attached to the end of this document, because the information in these questions and answers is not complete, and additional important information is contained in the remainder of this offer to exchange and the other documents. Cross-references to sections are to the applicable sections of this offer to exchange.

DESCRIPTION OF THE OFFER

Q1.  WHY ARE WE MAKING THE OFFER?

            Many of our outstanding options have exercise prices that are significantly higher than the current market price of our common shares. Given the uncertainty of current market conditions, we believe that employees may feel that their opportunity to realize any value from existing options is limited. By making this offer to exchange eligible options, as defined below, for new options that will have an exercise price equal to the market price of our common shares on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, to create better performance incentives for employees and to maximize shareholder value. (Section 2.)

Q2.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

            We are offering to exchange all eligible options granted to eligible employees, as defined below, for new options to be granted under the 2000 Plan. "Eligible options" are only those currently outstanding options granted to eligible employees under the 724 Solutions Inc. 1997 Stock Option Plan, as amended and restated (the "1997 Plan"), the Tantau Software Inc. 1999 Stock Option Plan, as amended and restated (the "Tantau Plan"), and the 2000 Plan (all of such plans collectively, the "option plans"), that have an exercise price of more than U.S.$3.00 if the exercise price is denominated in United States currency or more than Cdn.$4.75 if denominated in Canadian currency. In the case of the Tantau Plan, only options granted after January 15, 2001 are eligible options. (Section 1.).

Q3.  ARE THE OPTIONS RECENTLY GRANTED TO ME IN JULY 2001 ELIGIBLE OPTIONS?

            Yes. The options recently granted to you in July 2001 are eligible options and must be tendered if you want to participate in this offer.
(Section 11.)

Q4.  WHO QUALIFIES AS AN ELIGIBLE EMPLOYEE?

            An "eligible employee" is an employee of 724 Solutions or one of its subsidiaries, who is an employee on January 24, 2002 and on the date the offer expires, and who principally resides in Canada (other than in the Province of Quebec), the United States, the United Kingdom (other than Scotland) or Germany. "Eligible employees" excludes members of 724 Solutions' board of directors and 724 Solutions' officers, and other selected senior employees of 724 Solutions and its subsidiaries who will be separately notified on the date hereof by 724 Solutions of their ineligibility. However, in the case of an employee who is an expatriate (i.e., an employee who is on an approved international assignment) or who is transferred to another location in the course of employment, "eligible employee" includes only those employees who on both January 24, 2002 and on the date the offer expires are principally resident in a permitted jurisdiction listed in this paragraph. In addition, an employee will not be considered an "eligible employee" and, accordingly, will not be eligible to participate in this offer if, on or before the date the offer expires, such employee:

            - receives a notice of involuntary termination (including, without limitation, redundancy) from 724 Solutions or one of its subsidiaries;

            - resigns or gives notice of resignation from such employment;

            - retires or elects to retire from such employment;

            - enters into an agreement with 724 Solutions or one of its subsidiaries with respect to such employee's resignation or retirement; or

            - otherwise ceases to be an "eligible individual" for purposes of the 2000 Plan,

unless on the expiration date of the offer the employee is an employee of 724 Solutions or one of its subsidiaries, in respect of which none of these events has occurred. (Section 1.)

            See Section 10 for a description of other options that we have issued or may issue in connection with this offer.

Q5.  WHEN WILL THE NEW OPTIONS BE GRANTED?

            Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration of the offer at 11:59 p.m., eastern standard time, on February 21, 2002 unless extended, we expect to accept for exchange and cancel eligible options properly tendered and not validly withdrawn on or before the expiration date and to notify all eligible employees who have tendered their eligible options of our acceptance. We will grant new options on the day that is six months and one day after the date of cancellation (subject to our right to grant new options earlier, as described below). (Section 5.)

            We currently expect to accept and cancel eligible options by February 28, 2002. If on February 28, 2002 we cancel eligible options accepted for exchange, you will be granted new options on August 29, 2002, subject to the conditions described below. If the offer is extended, then the grant date of the new options will also be extended if necessary to ensure that the new option grant date is at least six months and one day following the date eligible options are cancelled. (Section 5.)

            However, we reserve the right to grant new options earlier than the day that is six months and one day after the date of cancellation, if we determine that it is in the best interests of 724 Solutions and our shareholders to do so. This could occur, for example, if we are party to a merger or a similar transaction during this period. In such event, we will notify eligible employees, which may be by press release, of the earlier new option grant date. (Section 5.)

Q6.  HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

            If all of your eligible options are properly tendered and cancelled in the offer and you are entitled to receive new options, the number of common shares subject to the new options will be equal to the number of common shares subject to the eligible options that are accepted for exchange and cancelled regardless of whether or to what extent the cancelled options are then vested, subject to adjustments for any future stock splits, certain stock dividends and similar events in accordance with the terms of the 2000 Plan. Each new option will entitle the eligible employee to purchase common shares in accordance with the terms of the 2000 Plan and the applicable stock option agreement between the employee and 724 Solutions. (Section 8.)

Q7.  WHEN WILL THE NEW OPTIONS VEST?

            The terms of the new grants to be made to employees participating in the offer will provide that new options in respect of 25% of the common shares that may be purchased under the new grants will vest at the time of grant of the new options, with an additional 25% vesting on each anniversary date of the grant of the new options until all such new options are exercisable, subject to the other provisions of the 2000 Plan that could cause options to vest early or to terminate. Accordingly, by the third anniversary date of the new grant, the new options will be fully vested. (Section 8.)

Q8.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

            The exercise price of the new options will be the market price of our common shares, determined by reference to their closing sale price on The Toronto Stock Exchange (for employees resident in Canada) and on the NASDAQ National Market (for employees resident outside of Canada) on the last trading day immediately preceding the new option grant date. For new options intended to be incentive stock options, the exercise price will be no less than 110% of the fair market value of the common shares on the date of grant if the eligible employee owning such new options has more than 10% of the voting power of all classes of shares of 724 Solutions or any parent or subsidiary, as defined in the 2000 Plan. (Section 8.)

            Because the new options will be granted at least six months and one day following the date eligible options are cancelled, we cannot predict the exercise price of the new options. Accordingly, the new options may have a higher exercise price than some or all of your eligible options that are cancelled in the offer. The new options may also have an exercise price that is lower than that applicable to some or all of your eligible options. The exercise price may be higher or lower than the prices at which our common shares have recently traded. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your eligible options. See
Section 7 of the offer to exchange for information concerning the trading price of our common shares since January 28, 2000.

Q9. WILL THE TERMS OF MY NEW OPTIONS BE THE SAME AS THE TERMS OF MY ELIGIBLE OPTIONS?

            The new options will be granted under the 2000 Plan. The terms and conditions of the new options may vary from the terms and conditions of the eligible options issued under the 1997 Plan or the Tantau Plan, and vary from the terms and conditions of eligible options granted under the 2000 Plan before January 23, 2002. The material terms and conditions of the new options and the 2000 Plan, and the material differences between the terms and conditions of the eligible options and the new options, are discussed below under Section 8 in the offer to exchange.

Q10.  WHAT DOES 724 SOLUTIONS AND ITS BOARD OF DIRECTORS THINK OF THIS OFFER?

            We are making the offer for the reasons described in question and answer 1. Although our board of directors has approved the making of this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options. It is for you to decide whether to participate in the offer; you must make your own decision whether to tender eligible options. (Section 2.)

QUESTIONS ABOUT THE PROCESS
---------------------------

Q11.  WHAT ARE THE IMPORTANT DATES THAT I NEED TO REMEMBER?

            The offer commences today, January 24, 2002. You will receive by mail, in the next few days, a statement of your holdings of eligible options. (Section 1).

            The offer expires on February 21, 2002, at 11:59 p.m., eastern standard time, unless we extend it. (Section 1).

            You may withdraw your tendered eligible options at any time before the expiration of the offer. In addition, unless we accept your tendered eligible options for exchange before 11:59 p.m., eastern standard time, on March 21, 2002, you may withdraw your tendered options at any time after March 21, 2002. (Section 4).

            As promptly as practicable following the expiration of the offer, we expect to accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the expiration and to notify all eligible employees who have tendered their eligible options of our acceptance. We will grant new options on the day that is six months and one day after the date of cancellation (subject to our right to grant new options earlier, as described above). We currently expect to accept and cancel eligible options by February 28, 2002. If on February 28, 2002 we cancel eligible options accepted for exchange, you will be granted new options on August 29, 2002, subject to the conditions described below (and subject to our right to grant new options earlier). (Section 5).

Q12. HOW CAN I FIND OUT THE DETAILS OF MY OUTSTANDING OPTIONS THAT ARE ELIGIBLE FOR THIS OFFER?

            You will receive by mail, shortly after the date of this offer, a personalized statement as to the details of your eligible options. (Section 1.)

Q13. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

            The offer expires on February 21, 2002, at 11:59 p.m., eastern standard time, unless we extend it. Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will make an announcement of the extension no later than 9:00 a.m. eastern standard time on the business day immediately following the previously scheduled expiration of the offer period. If the offer is extended, then the last date for withdrawal of tendered options, the cancellation date for tendered eligible options accepted for exchange and the grant date of the new options may be extended if necessary to comply with applicable securities laws and to avoid the possibility that we would have to recognize any charges in our financial statements which would reduce our reported earnings. (Sections 11 and 13.)

Q14.  WHAT DO I NEED TO DO TO TENDER MY ELIGIBLE OPTIONS?

            If you wish to participate in this offer, you need to "tender" your eligible options for exchange, which means that you must deliver to us the signed signature page of the acceptance letter (using the form attached as Exhibit 1 at the end of this document). For your tender of eligible options to be effective, we must receive, before 11:59 p.m., eastern standard time, on February 21, 2002 (or before any extended expiration date for the offer), the signature page of the acceptance letter, properly completed and signed by you. The signed signature page must be delivered to us and received at 724 Solutions Inc., Attention: Calvin Barrett, 10 York Mills Road, 3rd Floor, Toronto, Ontario, M2P 2G4, facsimile: (416) 228-2350. We will only accept delivery of the signed signature page of the acceptance letter by facsimile, inter-office mail, courier or regular external mail. If you choose to deliver your signature page by external mail, we recommend that you use registered mail with return receipt requested. You must allow for delivery time based on the method of delivery that you choose to ensure we receive your acceptance letter on time. Delivery by e-mail will NOT be accepted. THE DELIVERY OF ALL DOCUMENTS, INCLUDING ACCEPTANCE AND WITHDRAWAL LETTERS, IS AT YOUR RISK. WE URGE YOU TO SEND SUCH DOCUMENTS BY FACSIMILE, COURIER OR REGISTERED MAIL.

            We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered eligible options which are not validly withdrawn. (Section 3.)

Q15. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED ELIGIBLE OPTIONS?

            You may withdraw your tendered eligible options at any time before the expiration date, which is 11:59 p.m., eastern standard time, on February 21, 2002 (unless the offer is extended). If we extend this offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration date of this offer. In addition, unless we accept your tendered eligible options for exchange before 11:59 p.m., eastern standard time, on March 21, 2002, you may withdraw your tendered options at any time after March 21, 2002.

            You must withdraw all tendered eligible options; you may not withdraw only a portion of tendered eligible options. If you request to withdraw only a portion of tendered eligible options, your withdrawal will be rejected.

            To withdraw tendered eligible options, we must receive the withdrawal letter (using the form attached as Exhibit 2 to the end of this document), or a facsimile thereof, properly completed and signed, while you still have the right to withdraw the tendered eligible options. As in the case of delivery of the acceptance letter, you may deliver the signed withdrawal letter to us at the address noted above by facsimile, inter-office mail, courier or regular external mail. THE DELIVERY OF ALL DOCUMENTS, INCLUDING WITHDRAWAL LETTERS, IS AT YOUR RISK. WE URGE YOU TO SEND SUCH DOCUMENTS BY FACSIMILE, COURIER OR REGISTERED MAIL.

            Once you have withdrawn tendered eligible options, you may re-tender eligible options by the expiration date, and only by again following the delivery procedures described above in question and answer 14. (Section 4.)

Q16. IF I CHOOSE NOT TO TENDER MY ELIGIBLE OPTIONS FOR EXCHANGE, WHAT DO I HAVE TO DO?

            Nothing. You do not have to file or deliver any forms or letters if you choose to keep your eligible options and not participate in the offer. (Section 3.)

Q17. HOW WILL I KNOW IF 724 SOLUTIONS HAS RECEIVED MY SIGNATURE PAGE ELECTING TO TENDER MY ELIGIBLE OPTIONS?

            After the expiration date of the offer, we will advise you whether or not your tender was accepted. We currently expect to accept and cancel eligible options by February 28, 2002. We expect that notice of your eligible options that have been tendered and cancelled in the offer will be sent to you at that time. (Section 5.)

Q18.  HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

            We understand that this will be an important decision for all eligible employees. Tendering eligible options in the offer does carry risk, as there is no guarantee or assurance as to our future share price performance and we will not immediately grant you the new options. The decision to participate must be your personal decision, and will depend largely on your assessment of your existing stock option holdings, and your assumptions about the future overall economic environment, performance of our business, the stock market generally and our share price, including your assumptions about the share price on the anticipated grant date of the new options, which will be the exercise price of the new options, and our share price thereafter.

            You must make your own decision whether to tender your eligible options based on your particular circumstances, including the perceived relative financial and business terms of your eligible options that would be cancelled as compared to the terms of the new option grant and related tax considerations. You are reminded that even though you may be an eligible employee and entitled to tender eligible options for exchange, because of a change in your employment status, in the event of a merger, sale, takeover, change of control transaction or similar transaction involving our company, or if we are prohibited by applicable law or regulation from granting new options, and in certain other cases, after your eligible options have been tendered and cancelled and before the related new options have been granted to you, you may lose the right to receive new options. See question and answer 20 and Section 5.

IMPORTANT MATTERS TO CONSIDER
-----------------------------

Q19. WHAT ARE THE CONDITIONS TO THE OFFER THAT COULD TERMINATE THE OFFER IF THEY OCCUR?

            The offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the offer. We do not currently anticipate that any of these events will occur, and we anticipate that the offer will expire on February 21, 2002, unless extended. These events include, among other things, a change in financial accounting principles applicable to us, a legal challenge to the offer or a third-party tender offer for our common shares or other acquisition proposal. These and various other conditions are more fully described in Section 6. Once the offer has expired and the tendered options have been accepted and cancelled in the offer, and except as described in Section 5, the conditions will no longer apply, even if the specified events occur during the period between the expiration date and the date of grant of the new options.

Q20. WHAT MIGHT HAPPEN TO CAUSE ME TO LOSE MY RIGHT TO NEW OPTIONS AFTER MY ELIGIBLE OPTIONS ARE TENDERED AND CANCELLED?

            The offer is currently scheduled to expire on February 21, 2002. As promptly as practicable following the expiration date, we expect to accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the expiration date. We will grant new options on the day that is six months and one day after the date of cancellation, subject to the terms and conditions of this offer.

            In the following circumstances, you can lose the right to new options after your eligible options have been tendered and cancelled:

            - You must be continuously employed by 724 Solutions or one of its subsidiaries from the date you tender eligible options for exchange until and including the date of grant of the new options, and you must be principally resident on the date of grant of the new options in one of the permitted jurisdictions listed in question and answer 4 above. If you are not, you will not receive a grant of new options or any other consideration or payment for such tendered and cancelled eligible options.

            - If after the expiration date of the offer and prior to the new option grant date:

- you receive a notice of involuntary termination (including, without limitation, redundancy) from 724 Solutions or one of its subsidiaries; or

- you resign from or give notice of resignation to 724 Solutions or one of its subsidiaries; or

- you elect to retire or you enter into an agreement with 724 Solutions or one of its subsidiaries to retire; or

- your employment with 724 Solutions or one of its subsidiaries ceases as a direct result of a business transaction (either through a sale, corporate spin-off, joint venture or similar business transaction) or the outsourcing of your position; or

- you otherwise cease to be an "eligible individual" for purposes of the 2000 Plan, you will not receive a grant of new options or any other consideration or payment for such tendered and cancelled eligible options unless at the time of the new option grant date you continue to be an employee of 724 Solutions or one of its subsidiaries, in respect of which none of these events has occurred.

            - In the event of your death after your eligible options are cancelled in the offer and before the new option grant date, you and your estate will not receive a grant of new options or any other consideration or payment for such tendered and cancelled eligible options.

            In addition, if any of the following events relating to us occurs, you will not receive any new options in exchange for your tendered eligible options that have been accepted and cancelled in the exchange, and you will also not receive any other consideration or payment for the options tendered and cancelled:

            - We reserve the right, in the event of a merger, sale, takeover, change of control transaction or similar transaction involving our company on or before the new option grant date, to take any actions that we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interests of our company and our shareholders. This could include terminating your right to receive new options under this offer to exchange.

            - We will not issue new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid such a prohibition, but if a prohibition is applicable at the time we would otherwise have granted new options under the offer, you will not be granted new options.

            - If after the cancellation of tendered eligible options there is a change, development, clarification or position taken in generally accepted accounting principles which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer or the grant of the new options, you will not be granted new options.

            Finally, we note that we reserve the right to grant new options earlier than the day that is six months and one day after the date of cancellation, if we determine that it is in the best interests of 724 Solutions and our shareholders to do so. In such event, we will notify eligible employees, which may be by press release, of the earlier new option grant date. (Section 5.)

GENERAL QUESTIONS AND OTHER INFORMATION
---------------------------------------

Q21. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS FOR U.S. TAX PURPOSES, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

            WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

            If you are a United States employee whose current options are incentive stock options, your new options will be granted as incentive stock options (an "incentive stock option") to the extent they qualify within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). For your new options to qualify as incentive stock options, the aggregate exercise price of the new options may not exceed $100,000 (such amount must take into consideration any other non-tendered incentive stock options that become exercisable in the same year you are granted the new options).

            If you choose not to tender your eligible options for exchange (or if we do not accept tendered options for exchange, or you withdraw your tender of options on or prior to the expiration date of the offer), your eligible options will remain outstanding and retain their current exercise prices. However, if the options which you do not tender are vested incentive stock options, a portion of your options may cease to qualify as incentive stock options. This is because any vested incentive stock options that are not tendered will be treated as becoming newly granted and exercisable as of the date of the offer, and therefore subject to the $100,000 limitation. In addition, your incentive stock options will be subject to new holding periods in order to attain long-term capital gain or loss treatment. As a result, you will have to hold stock for more than two years from the date of the offer and more than one year from the date on which the shares are issued to you upon exercise of the incentive stock option in order for any gain or loss on a disposition of such stock to be deemed long term capital gain or loss. United States employees should carefully review the description of "Material United States Federal Income Tax Consequences" that we are providing to you, which contains material information regarding incentive stock options and other important United States tax-related issues.

Q22. IF I CHOOSE TO TENDER ELIGIBLE OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL OF MY ELIGIBLE OPTIONS?

            Yes, you must tender all of your eligible options for exchange if you want to participate in this offer. If you attempt to tender some of your eligible options but do not include all of your eligible options, your entire tender will be rejected. (Section 3.)

Q23.  WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

            Repricing outstanding options could, under the financial accounting rules applicable to us, require us to recognize significant charges in our financial statements that would reduce our reported earnings for each fiscal quarter that the repriced options remained outstanding. This could have a negative impact on our stock price performance. In addition, repricing outstanding options would not be advantageous for our employees for taxation purposes in certain jurisdictions. (Section 11.)

Q24. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

            If we were to grant the new options sooner than at least six months and one day after we cancel tendered eligible options, and the new options had an exercise price that was lower than the exercise price of the cancelled eligible options, we could be required under the applicable financial accounting rules to recognize significant charges in our financial statements, which would reduce our reported earnings for each fiscal quarter that the new options remained outstanding. This could have a negative impact on our stock price performance. (Section 11.)

Q25. WHY CAN'T I JUST BE GRANTED MORE OPTIONS WITHOUT HAVING MY ELIGIBLE OPTIONS CANCELLED?

            Our shareholders have allowed us a limited number of options available for grant to our employees. The grant of additional options, without the cancellation of at least some of the outstanding eligible options, would reduce the number of options that are currently available for grant to our employees under the 2000 Plan. Because the outstanding eligible options are "underwater" (i.e., the exercise prices of such options are greater than the current market prices for our common shares), we have determined that it is in the best interests of 724 Solutions and our shareholders (including our employee shareholders) to offer this exchange program as designed. (Section 8.)

Q26. WHAT HAPPENS TO ELIGIBLE OPTIONS THAT I TENDER AND ARE ACCEPTED FOR
EXCHANGE?

            Tendered eligible options that we accept for exchange and acquire in this offer will be cancelled. Cancelled eligible options will be available for future option grants (including in the offer) under the 2000 Plan, except for cancelled eligible options granted under the 1997 Plan and certain of the eligible options granted under the Tantau Plan. Options available for future option grants will be available for grants to eligible plan participants without further shareholder action, except as may be required by applicable law or the rules of any stock exchange on which our common shares are then quoted or listed. (Sections 5 and 11.)

Q27.  WILL I HAVE TO PAY TAXES IF I EXCHANGE MY ELIGIBLE OPTIONS IN THE OFFER?

            WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

            If you exchange your eligible options for new options, you should not be required under current law to recognize income for United States Federal or Canadian income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe that you will not be required under current law to recognize income for United States Federal or Canadian income tax purposes. We are providing you, with this offer, a summary of the material aspects of the difference or additional tax rules that may apply to the new options in your country.

Q28. WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO ELIGIBLE OPTIONS THAT ARE CANCELLED IN THE OFFER?

            Yes. Once we have accepted your tendered eligible options after the expiration of the period during which they can be withdrawn, these eligible options will be cancelled and you will no longer have any rights with respect to those eligible options. (Section 8.)

Q29. WILL I BE CONSIDERED FOR ADDITIONAL OPTION GRANTS BEFORE THE GRANT DATE OF THE NEW OPTIONS? IF I HAVE ELIGIBLE OPTIONS AND DO NOT PARTICIPATE, WHEN SHOULD I EXPECT TO RECEIVE MY NEXT OPTION GRANT?

            The focus of the option program for the remainder of 2002 is to provide eligible employees with an opportunity to share in the rebuilding of 724 Solutions, allowing them to potentially realize value from their stock options. At this time, we do NOT intend to grant additional options (other than the new options contemplated by this offer) to employees eligible for the offer until January 2003, except in extraordinary circumstances. This would apply to both employees who choose to tender their eligible options, and those who do not. (Section 11.)

Q30.  WHY AREN'T EMPLOYEES IN ALL COUNTRIES ELIGIBLE FOR THIS OFFER?

            We have employees in several jurisdictions who hold eligible options, and each of these jurisdictions has its own legal and regulatory requirements that must be considered and satisfied to make the offer. To be able to make the offer as quickly as possible while complying with applicable legal and regulatory requirements, we limited the offer to those jurisdictions in which most of our employees who hold eligible options are located and in which we are able to readily comply with applicable legal and regulatory requirements. Employees located in those jurisdictions where we are not making this offer will receive additional information from us regarding other awards. See Section 10 for a description of certain other options that we have issued or may issue in connection with this offer.

Q31. WHAT HAPPENS TO ANY CURRENT OPTIONS GRANTED TO ME UNDER THE OPTION PLANS THAT ARE NOT ELIGIBLE OPTIONS?

            The offer will have no effect on those options that are not eligible options. Those options will remain outstanding in accordance with, and subject to, their current terms. However, as noted in question and answer 21, our making of this offer may change the status of outstanding options intended to qualify as incentive stock options under the U.S. tax laws. (Section 8.)

Q32. WHAT HAPPENS TO MY ELIGIBLE OPTIONS IF I CHOOSE NOT TO TENDER OR IF 724 SOLUTIONS DOES NOT ACCEPT MY TENDERED ELIGIBLE OPTIONS FOR EXCHANGE?

            Except as noted below, if you choose not to tender all of your eligible options for exchange or if we do not accept tendered eligible options for exchange, your eligible options will remain outstanding and retain their current exercise prices and other current terms. However, as noted in question and answer 21, our making of this offer may change the status of outstanding options intended to qualify as incentive stock options under the U.S. tax laws. (Section 3.)

Q33. AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF THE MARKET PRICE OF 724 SOLUTIONS' COMMON SHARES DECREASES TO A PRICE THAT IS LESS THAN THE EXERCISE PRICE FOR THOSE NEW OPTIONS?

            724 Solutions is not providing and is not in a position to provide any assurances or predictions as to the market price of our common shares at any time in the future, or the steps we could or might take in the future in such a situation. We are making this offer only at this time and due to the unusual stock market conditions that have affected many companies in our industry. This is a unique offer and you should take this into account in deciding whether to participate and tender your eligible options. (Section 7.)

Q34. CAN I CONTINUE TO EXERCISE MY VESTED ELIGIBLE OPTIONS BETWEEN JANUARY 24, 2002 AND THE DATE TENDERED ELIGIBLE OPTIONS ARE CANCELLED)?

            You can exercise vested options, including vested eligible options, during this period. However, eligible options that you exercise during this period will, once they are exercised, no longer be outstanding and may not be tendered in the offer. Once you tender eligible options, you cannot exercise them. To exercise them, you would have to formally withdraw them first in the manner and at the times permitted under the offer. See question and answer 15.

Q35.  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

            For additional information or assistance (but not for advice or recommendations), you should contact:

                        724 Solutions Inc.
                        Attention: Calvin Barrett
                        10 York Mills Road, 3rd Floor
                        Toronto, Ontario
                        M2P 2G4
                        Tel: (416) 226-2900 Ext. 5149
                        Fax: (416) 228-2350

            Please see Section 15 for a description of additional information and documents which we recommend that you consider in connection with this offer.

                                    THE OFFER

1.  ELIGIBLE EMPLOYEES AND ELIGIBLE OPTIONS; EXPIRATION DATE.

            Upon the terms and subject to the conditions of the offer, as described in this offer to exchange, 724 Solutions Inc. is offering to grant new options under the 2000 Plan in exchange for "eligible options", as defined below, that are properly tendered by "eligible employees", as defined below, in accordance with Section 3 (and not validly withdrawn) before the "expiration date", as defined below, and cancelled in the offer. We will not accept partial tenders of eligible options. Therefore, if you choose to participate, you must tender all of your eligible options.

            "Eligible employees" are all employees of 724 Solutions or one of its subsidiaries who are employed by 724 Solutions or one of its subsidiaries on January 24, 2002 and on the date the offer expires and who principally reside in Canada (other than in the Province of Quebec), the United States, the United Kingdom (other than Scotland) or Germany. However, in the case of an employee who is an expatriate (i.e., an employee who is on an approved international assignment) or who is transferred to another location in the course of employment, "eligible employees" include only those employees who on both January 24, 2002 and on the date the offer expires are principally resident in a permitted jurisdiction listed in this paragraph. Also, an employee will not be considered an "eligible employee" and, accordingly, will not be eligible to participate in this offer if, on or before the date the offer expires, such employee:

            - receives a notice of involuntary termination (including, without limitation, redundancy) from 724 Solutions or one of its subsidiaries;

            -    resigns or gives notice of resignation from such employment;

            -    retires or elects to retire from such employment;

            - enters into an agreement with 724 Solutions or one of its subsidiaries with respect to such employee's resignation or retirement; or

            - otherwise ceases to be an "eligible individual" for purposes of the 2000 Plan,

unless on the expiration date the employee is an employee of 724 Solutions or one of its subsidiaries, in respect of which none of these events has occurred.

            In addition, members of 724 Solutions' board of directors and executive officers, and other selected senior employees of 724 Solutions and its subsidiaries who will be separately notified on the date hereof by 724 Solutions of their ineligibility, are not eligible to participate in this offer. See Section 10 for a description of certain other options that we have issued or may issue in connection with this offer.

            "Eligible options" are all currently outstanding options to purchase common shares having an exercise price of greater than U.S.$3.00 if the exercise price is denominated in United States currency and Cdn.$4.75 if denominated in Canadian currency, that were granted under the 1997 Plan, the Tantau Plan, or the 2000 Plan. In the case of the Tantau Plan, only options granted after January 15, 2001 are eligible options. Any other options to purchase common shares granted by 724 Solutions, including options granted under the 724 Solutions Inc. Ezlogin Stock Option Plan, are not eligible options under the offer. We estimate that options to purchase approximately
1.8 million of
our common shares may be tendered and cancelled in this offer. You will receive by mail, shortly after the date of this offer, a personalized statement as to the details of your eligible options.

            If all of your eligible options are properly tendered and cancelled in the offer and you become entitled to receive new options, the number of common shares subject to the new options will be equal to the number of common shares subject to the eligible options that are accepted for exchange and cancelled (regardless of the extent to which such cancelled options have vested), subject to adjustments for any future stock splits, certain stock dividends and similar events in accordance with the terms of the 2000 Plan. Each new option will entitle the eligible employee to purchase common shares in accordance with the terms of the 2000 Plan and the applicable stock option agreement, as described in this offer.

            The exercise price of the new options will be the market price of our common shares, determined by reference to their closing sale price on The Toronto Stock Exchange (for employees resident in Canada) and on the NASDAQ National Market (for employees resident outside of Canada) on the last trading day immediately preceding the new option grant date. For new options intended to be incentive stock options, the exercise price will be no less than 110% of the fair market value of the common shares on the date of grant pursuant to the 2000 Plan if the eligible employee owning such new option has more than 10% of the voting power of all classes of shares of 724 Solutions or any parent or subsidiary, as defined in the 2000 Plan.

            The term "expiration date" means 11:59 p.m., eastern standard time, on February 21, 2002, unless and until we, in our discretion, have extended the period of time during which this offer will remain open, in which event the term "expiration date" refers to the latest time and date at which this offer, as so extended, expires. See Section 13 for a description of our rights to extend, delay, terminate and amend the offer.

            For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12:01 a.m. through 11:59 p.m., eastern standard time.

2.  PURPOSE OF THE OFFER.

            We granted the eligible options outstanding under our option plans primarily for the following purposes:

            - to provide our employees an opportunity to acquire or increase a proprietary interest in us, thereby allowing us to attract and motivate our employees and create a stronger incentive for our employees to expend maximum effort for our growth and success; and

            - to encourage our employees to continue their employment with us.

            Many of our outstanding options have exercise prices that are significantly higher than the current market price of our common shares. We understand that, for our stock option plans to provide the intended retention and performance incentives for our employees, employees must feel that our options provide them with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions, particularly the declining market prices for our common shares during the past several months, we believe that employees may feel that the opportunity for realizing value is limited with their existing options. By making this offer to exchange eligible options for new options that will (1) have exercise prices determined as described in this offer and (2) vest in accordance with the vesting schedule described in this offer, we hope to restore our employees' confidence in their potential ability to realize value in connection with their employment with us, thereby encouraging them to remain with us. We believe that these steps will help maximize shareholder value.

            Neither we nor our board of directors makes any recommendation as to whether you should tender your eligible options, nor have we authorized any person to make any such recommendation. Note that the new options may have a higher exercise price than some or all of your eligible options. The new options may also have an exercise price that is lower than the exercise price of some or all of your eligible options. The exercise price may be higher or lower than the prices at which our common shares have recently traded. You are urged to evaluate carefully all of the information in this offer and to consult your own investment and tax advisors. You must make your own decision whether to tender your eligible options for exchange.

3.  PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

PROPER TENDER OF ELIGIBLE OPTIONS.

            To validly tender your eligible options pursuant to this offer, you must, by the expiration date, in accordance with the terms of the acceptance letter attached at the end of this document as Exhibit 1, properly complete, sign and deliver to us the signature page to the acceptance letter (using the attached form), or a facsimile thereof. Except as described in the following sentence, the acceptance letter must be signed by the eligible employee who is tendering the eligible options and whose name appears on the instrument or instruments of grant evidencing such eligible options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the acceptance letter.

            We will only accept delivery of your signature page to the acceptance letter by facsimile, inter-office mail, courier or regular external mail. We CANNOT accept delivery by e-mail. We must receive your completed and signed signature page at the following address or fax number: 724 Solutions Inc., Attention Calvin Barrett, 10 York Mills Road, 3rd Floor, Toronto, Ontario, M2P 2G4, (416) 228-2350, on or before the expiration date. THE DELIVERY OF ALL DOCUMENTS, INCLUDING ACCEPTANCE AND WITHDRAWAL LETTERS, IS AT YOUR RISK. WE URGE YOU TO SEND SUCH DOCUMENTS BY FACSIMILE, COURIER OR REGISTERED MAIL.

DETERMINATION OF VALIDITY; REJECTION OF ELIGIBLE OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.

            We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of eligible options. Our determination of these matters will be final and binding. We may reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered eligible options which are not validly withdrawn. We may also waive any of the conditions of this offer or any defect or irregularity in any tender with respect to any particular eligible options or any particular eligible employee. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

OUR ACCEPTANCE CONSTITUTES AN AGREEMENT.

            Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer and will be controlling, absolute and final, subject to your withdrawal rights under
Section 4 below and our acceptance of your tendered eligible options in accordance with Section 5 below. Our acceptance of your eligible options tendered by you pursuant to this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer.

            IF YOU DO NOT WISH TO TENDER ANY OPTIONS, YOU DO NOT NEED TO TAKE ANY ACTION.

4.  WITHDRAWAL RIGHTS.

            You may only withdraw your tendered eligible options in accordance with the provisions of this Section 4.

            You may withdraw your tendered eligible options at any time before the expiration date which is February 21, 2002 unless the offer is extended. You must withdraw all tendered eligible options; you may not withdraw only a portion of tendered eligible options. If you propose to withdraw only a portion of tendered eligible options, your withdrawal will be rejected.

            If the offer is extended by us beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the offer. In addition, unless we accept your tendered eligible options for exchange before 11:59 p.m., eastern standard time, on March 21, 2002, you may withdraw your tendered options at any time after March 21, 2002.

            To validly withdraw tendered eligible options, we must receive, at the address set forth in Section 3, the withdrawal letter (using the form attached to the end of this document as Exhibit 2), or a facsimile thereof, signed by you, while you still have the right to withdraw the tendered eligible options. The withdrawal letter must specify the name of the eligible employee who tendered the eligible options to be withdrawn. Except as described in the following sentence, the withdrawal letter must be signed by the eligible employee who tendered the eligible options to be withdrawn and whose name appears on the instrument or instruments of grant evidencing such eligible options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

            You may not rescind any withdrawal, and eligible options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender your eligible options before the expiration date by following the procedures described in Section 3.

            Neither we nor any other person is obligated to give notice of any defects or irregularities in any withdrawal letter, nor will anyone incur any liability for failure to give any such notice. We will determine all questions as to the form and validity, including time of receipt, of withdrawal letters. Our determination of these matters will be final and binding.

5. ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

            Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we expect to accept for exchange and cancel eligible options properly tendered and not validly withdrawn and to notify all eligible employees who have tendered their eligible options of our acceptance. For purposes of this offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn, if and when we give written notice to eligible employees of our acceptance for exchange of such eligible options, which may be by press release. Promptly after we accept tendered eligible options for exchange, we will send each tendering eligible employee a notice indicating the number of eligible options that we have accepted for exchange, the corresponding number of new options and the approximate date upon which we expect to grant the new options.

            Upon the terms and subject to the conditions of this offer, we currently expect that we will, by February 28, 2002, accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the expiration date and to notify all eligible employees who have tendered their eligible options of our acceptance. We then expect to grant new options on the day that is six months and one day after the date of cancellation (subject to our right to grant new options earlier, as described below). If on February 28, 2002 we cancel eligible options accepted for exchange, you will be granted new options on August 29, 2002, subject to the conditions described below. If the offer is extended, then the grant date of the new options will also be extended if necessary to ensure that the new option grant date is at least six months and one day following the date eligible options are cancelled.

            However, we reserve the right to grant new options earlier than the day that is six months and one day after the date of cancellation, if we determine that it is in the best interests of 724 Solutions and its shareholders to do so. In such event, we will notify eligible employees, which may be by press release, of the earlier new option grant date. The exercise price and other terms of such new options shall be determined as otherwise provided by the terms of this offer.

            To be entitled to the new options after your tendered eligible options have been cancelled in the offer, you must meet all of the following conditions:

            You must be continuously employed by 724 Solutions or one of its subsidiaries from the date you tender eligible options for exchange to and on the date of grant of the new options, and on the date of grant of the new options you must be principally resident in one of the permitted jurisdictions listed in Section 1 above; and

            Prior to the new option grant date, you must NOT have:

            - received a notice of involuntary termination (including, without limitation, redundancy) from 724 Solutions or one of its subsidiaries;

            -    resigned or given notice of resignation from such employment;

            -    retired or elected to retire from such employment;

            - entered into an agreement with 724 Solutions or one of its subsidiaries with respect to your resignation or retirement;

            - ceased to be employed with 724 Solutions or one of its subsidiaries as a direct result of a business transaction (either through a sale, corporate spin-off, joint venture or similar business transaction) or the outsourcing of your position; or

            - otherwise ceased to be an "eligible individual" for purposes of the 2000 Plan,

            unless on the new option grant date you are an employee of 724 Solutions or one of its subsidiaries in respect of which none of these events has occurred.

            If you do not meet all of the conditions listed above, you will not receive any new options in exchange for your tendered eligible options that have been accepted and cancelled in the exchange. You will also not receive any other consideration or payment under such circumstances for the options tendered. Please note that the foregoing will apply regardless of whether or not you receive severance in connection with such a change in your employment status, and any such loss of tendered and cancelled eligible options will not be considered with respect to any severance you may receive in relation to such a change in your employment status. In addition, in the event of your death after your eligible options are cancelled in the offer and before the new option grant date, you and your estate will not receive a grant of new options or any other consideration or payment for such tendered and cancelled eligible options.

            In addition, we reserve the right, in the event of a merger, sale, takeover, change of control transaction or similar transaction, to take any actions that we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interests of our company and our shareholders. This could include terminating your right to receive new options under this offer to exchange. If we were to terminate your right to receive new options under this offer in connection with such a transaction, employees who have tendered eligible options for cancellation in this offer would not receive new options, options to purchase securities of an acquiror or any other consideration for their tendered options.

            Furthermore, in the event that after the cancellation of tendered eligible options there is a change, development, clarification or position taken in generally accepted accounting principles which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer or the grant of the new options, you will not be granted new options or any other consideration or other payment for such tendered and cancelled eligible options.

            We will also not issue new options to you if it is prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid being subject to such a prohibition, but if such a prohibition is applicable at the time we would otherwise have granted new options under the offer, you will not be granted new options.

6.  CONDITIONS OF THE OFFER.

            We will not be required to accept any eligible options tendered for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any eligible options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after January 24, 2002 and before the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel eligible options tendered for exchange:

     (a) any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, in the United States, Canada or any other jurisdiction, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition or cancellation of some or all of the tendered options in this offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of 724 Solutions or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the offer;

     (b) any action is threatened, pending or taken, or any approval, exemption or consent is withheld, withdrawn or provided subject to conditions, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal or any consent, approval, exemption or exemption order required to be obtained from any government or governmental, regulatory or administrative agency, authority or tribunal is not obtained, is withdrawn or is subject to conditions, in any such case that, in our reasonable judgment, would or might directly or indirectly:

          (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered eligible options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

          (2) delay or restrict our ability, or render us unable, to accept for exchange, or grant or issue new options for, some or all of the tendered eligible options;

          (3) materially impair the benefits that we believe we will receive from the offer;

          (4)  require that we obtain shareholder approval of the offer; or

          (5) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

     (c) any change, development, clarification or position taken in generally accepted accounting principles which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer or the grant of the new options;

     (d) any change, development, clarification or position taken in generally accepted accounting principles which could or would enable us to achieve some or all of the goals of this offer by taking other actions with respect to some or all of the eligible options in a manner that would not require us for financial reporting purposes to record compensation expense against our earnings in connection with such actions, or that would otherwise have favorable or beneficial accounting treatment for us;

     (e) a tender or exchange offer with respect to some or all of our common shares, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed; or

     (f) any change or changes or proposed change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or share ownership or in that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or materially impairs or impacts or may materially impair or impact the benefits that we believe we will receive from the offer.

            These conditions are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding.

7. PRICE RANGE OF COMMON SHARES UNDERLYING THE ELIGIBLE OPTIONS.

            Our common shares are traded on The Toronto Stock Exchange under the symbol "SVN" and are quoted on the NASDAQ National Market under the symbol "SVNX". The following table shows, for the periods indicated, the high and low closing sale price per common share as reported by The Toronto Stock Exchange and the NASDAQ National Market at the times indicated.

                                                                             TSE           NASDAQ
                                                                        HIGH     LOW    HIGH     LOW
                                                                        CDN$     CDN$    US$      US$
Fiscal year ending December 31, 2000
First Quarter*                                                         337.00   92.50   231.87   65.50
Second Quarter                                                         165.00   46.75   121.00   32.00
Third Quarter                                                           79.00   43.15    53.46   28.90
Fourth Quarter                                                          69.10   25.25    45.75   16.25
Fiscal year ending December 31, 2001
First Quarter                                                           41.82   15.00    27.62    9.40
Second Quarter                                                          18.78    8.83    12.13    5.80
Third Quarter                                                           11.16    3.13     7.57    2.02
Fourth Quarter                                                           4.50    1.72     2.80    1.07
Fiscal year ending December 31, 2002
First Quarter (through January 18, 2002)                                 4.13    3.03     2.58    1.88
* short period due to initial trading commencing January 28, 2000

            As of January 23, 2002, the last reported sale price of our common shares as reported on The Toronto Stock Exchange was Cdn.$3.45 per share and as quoted on the NASDAQ National Market was U.S.$2.18 per share. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your eligible options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

CONSIDERATION

            We will issue new options to purchase our common shares under the 2000 Plan in exchange for eligible options properly tendered and cancelled in the offer by us, subject to the terms set forth in the offer.

            If all of your eligible options are properly tendered and cancelled in the offer and you become entitled to receive new options, the number of common shares subject to the new options will be equal to the number of common shares subject to the eligible options that are accepted for exchange and cancelled (regardless of the extent to which the tendered options have vested), subject to adjustments for any future stock splits, certain stock dividends and similar events in accordance with the terms of the 2000 Plan. Each new option will entitle the eligible employee to purchase common shares in accordance with the terms of the 2000 Plan and the applicable stock option agreement.

            As of January 23, 2002, approximately 6.4 million options were issued and outstanding under the option plans. The approximately 1.8 million eligible options that we are offering to exchange represent approximately 28% of all options outstanding under the option plans as of January 23, 2002.

            If we receive and accept tenders of all eligible options, we expect to grant a total of approximately 1.8 million new options under the 2000 Plan, assuming all eligible employees who have tendered their eligible options are entitled to a grant of new options under the 2000 Plan. Members of our board of directors and officers, and the other selected senior employees of 724 Solutions and its subsidiaries who will be separately notified by 724 Solutions of their ineligibility, are not eligible to participate in this offer. See Section 10 for a description of certain other options that we have issued or may issue in connection with this offer.

GENERAL TERMS OF NEW OPTIONS

            The new options will be issued under the 2000 Plan. We will issue a new stock option agreement evidencing all new options granted in this offer. Each recipient of the new options must execute a copy of that agreement in order to obtain the benefit of the options.

            The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or any benefits instead of stock options or any right of continued employment.

DESCRIPTION OF NEW OPTIONS

            The following description summarizes the material terms of the new options which are to be granted under the 2000 Plan. Material differences between the terms and conditions of the eligible options granted under the option plans and the new options are also discussed below. The terms described below of eligible options originally issued under the 1997 Plan or the Tantau Plan that are accepted and cancelled in this offer will not apply to the new options to be granted under the 2000 Plan.

            The following description of the 2000 Plan and the new options, along with any description of the eligible options granted under the option plans, is only a summary of the material terms thereof, and is qualified in its entirety by the specific language of the option plans and applicable stock option agreement, copies of which are available as exhibits to the Tender Offer Statement on Schedule TO that we have filed with the SEC or directly from us.

            2000 PLAN

            The primary purpose of the 2000 Plan is to provide incentives to employees and directors of 724 Solutions and its subsidiaries to acquire a proprietary interest in 724 Solutions, to continue as employees and directors, to increase their efforts on behalf of 724 Solutions and to promote the success of 724 Solutions' business.

            With respect to United States employees, the 2000 Plan provides for the granting of options to purchase common shares of 724 Solutions in the form of incentive stock options and options that do not qualify as incentive stock options, designated as non-qualified stock options.

            PLAN ADMINISTRATION

            The 2000 Plan is administered by our stock option committee (the "stock option committee"), pursuant to guidelines (the "guidelines") established by our human resources and compensation committee (the "compensation committee") established by our board of directors. Members of these committees are selected by, serve at the discretion of, and may be removed by, our board of directors. Subject to the terms of the 2000 Plan, the compensation committee has the authority to construe and interpret the 2000 Plan and to establish and amend rules and regulations for administering the 2000 Plan. The compensation committee (and the stock option committee, subject to the guidelines) determines, amongst other things, the eligibility of individuals to participate in the 2000 Plan and the term, vesting period and the exercise price of options granted under the 2000 Plan. Under certain circumstances, as described in the 2000 Plan, the compensation committee may also amend some of the terms of outstanding options.

            SECURITIES SUBJECT TO 2000 PLAN

            In January 2001, in connection with our acquisition of Tantau Software, Inc. ("Tantau"), we assumed certain stock options that had been granted by Tantau to its employees. Under the rules of

The Toronto Stock Exchange, a portion of those options are notionally counted against the available grant room under the 2000 Plan.

            The maximum number of our common shares available for issuance upon exercise of options granted under the 2000 Plan, including the 1.5 million shares relating to Tantau, is currently 10.5 million.

            The 2000 Plan provides that in the event of certain corporate transactions, as defined below, the compensation committee may make equitable changes or adjustments to any or all of (i) the number of common shares available for issuance under the 2000 Plan, and (ii) the number of common shares issued or issuable in respect of outstanding options granted, provided that any resulting fractional shares shall be eliminated.

            EXERCISE PRICE

            The exercise price payable for a common share of 724 Solutions covered by an option under the 2000 Plan is established by the compensation committee (or by the stock option committee), and with respect to the new options cannot be less than the market price of the common shares, determined by reference to the closing sale price on the last trading day immediately preceding the new option grant date of our common shares on The Toronto Stock Exchange (for employees resident in Canada) and on the NASDAQ National Market (for employees resident outside of Canada). The exercise price of incentive stock options will be no less than the fair market value as determined in accordance with the 2000 Plan of the common shares on the date of grant, or 110% of the fair market value of the common shares as determined in accordance with the 2000 Plan in the case of an incentive stock option granted to an employee having more than 10% of the voting power of all classes of shares of 724 Solutions or any parent or subsidiary (as defined in the 2000 Plan). In addition, no optionee may be granted incentive stock options that together with all other incentive stock options granted to such optionee, entitle the optionee to purchase in any year through the exercise of those options that first become exercisable in such year common shares having in the aggregate a fair market value (determined in the case of each such option as of the time such option was granted) in excess of U.S.$100,000. If the conditions set forth in the foregoing sentence are not complied with, options represented by the common shares in excess of the U.S.$100,000 limitation shall be treated as non-qualified stock options.

            The exercise price for the new options will be denominated in Canadian dollars for eligible employees resident in Canada. The exercise price for the new options will be denominated in United States dollars for eligible employees resident outside of Canada (including United States residents).

            EXERCISE OF OPTIONS

            An option granted under the 2000 Plan may be exercised by giving written notice of exercise to 724 Solutions. The option exercise price to exercise the option for common shares must be paid at the time of exercise in full in cash or by certified cheque, or subject to the consent of the compensation committee, in whole common shares with a fair market value at least equal to the exercise price (or with the consent of the compensation committee, in another appropriate manner, such as a combination of cash and whole common shares or by a cashless exercise of options through a broker-dealer). All such consents in respect of incentive stock options will be made at the time the incentive stock options are granted.

            TERM

            The term of the new options granted under the 2000 Plan will be set forth in the applicable stock option agreement, and will commence on the date of grant of the new options and, subject to the applicable vesting requirements and the conditions relating to incentive stock options discussed below, will be exercisable during the period beginning on the effective date of grant of the new options and ending on the tenth anniversary of the date of such grant. However, the period for exercise of the new options will end on an earlier date in the event of the termination of an eligible employee's employment, which is discussed below. New options intended to qualify as an incentive stock option will have a term of no longer than five years if the eligible employee, at the time the new option is granted holds more than 10% of the voting power of all classes of shares of 724 Solutions or its parent or subsidiary (as defined in the 2000 Plan).

            TERMINATION

            2000 PLAN. Under the 2000 Plan, an option will expire and terminate as contemplated by such optionee's option agreement or, if no such provision is set forth, then immediately upon the optionee who holds such option ceasing to be an eligible person (as defined in the 2000 Plan). Upon an optionee ceasing to be an eligible individual (as defined in the 2000 Plan), any eligible investment vehicle (as defined below) related to such eligible individual shall cease to be an eligible person. Under the 2000 Plan, the compensation committee, subject to applicable rules of The Toronto Stock Exchange and other applicable securities regulators, has the discretion to determine the provisions relating to the termination of unexercised options in the case of bankruptcy, death, disability, retirement, termination of employment or directorship of an optionee with 724 Solutions or any affiliate. Any such provisions shall be set forth in the related option agreement between 724 Solutions and the optionee. Changes to such terms after grant typically require the consent of The Toronto Stock Exchange.

            The board of directors or the compensation committee may (with the consent of The Toronto Stock Exchange and other applicable securities regulators, if required) approve a deferral of the early termination of an option held by an eligible individual if such individual takes an approved leave of absence (including sick leave, military leave or any other leave of absence approved by 724 Solutions management). Such deferral shall not exceed six months (or 90 days, in the case of an incentive stock option) and the vesting schedule of the option in question shall be suspended during the term of the leave of absence. If the individual in question resumes his or her employment or service relationship with 724 Solutions or an affiliate within such six month (or 90 day) period, then the option shall not be forfeited as a result of the leave of absence and the vesting schedule shall then resume from the point at which it was suspended. The board of directors or the compensation committee may impose such requirements as it deems appropriate in connection with its approval of such a deferral.

            Generally, options granted under the 2000 Plan will terminate following termination of your employment, unless the options are exercised, to the extent that they are exercisable immediately before termination, by the earlier of 30 days following your termination or the expiry of the original term of the option. Generally, in the event of termination of your employment by reason of disability or death, you or your executors, administrators or legatees of your estate, as the case may be, may exercise any option held by you at the date of your employment termination (to the extent that it was exercisable immediately before such termination) within one year following such termination. An option that is an incentive stock option which is exercised more than three months after the date on which an individual ceases to be an employee (other than by reason of death or permanent and total disability as defined under the Code) will be treated as a non-qualified stock option to the extent required under the Code.

            1997 PLAN. In the event of termination for cause under the 1997 Plan, the vested portion of any eligible option grant will remain exercisable for a period of 30 days after the date of termination. If the employment relationship of a holder of an option granted under the 1997 Plan is terminated without cause, the vested portion of any grant will remain exercisable until the expiration date of the option, provided that the optionee complies with certain provisions under the applicable employment agreement. Unvested options issued under the 1997 Plan will expire on termination unless the eligible options would have vested within six months or within the required statutory notice period following the termination without cause, whichever is earlier, or within one year if termination is due to death or disability.

            We are entitled, upon the holder of an existing option under the 1997 Plan ceasing to be our employee, to exercise a call right to repurchase all such options beneficially owned by such optionee at market value, as determined under the 1997 Plan. Furthermore, options granted under the 1997 Plan may be terminated by us upon any attempt by an optionee to, directly or indirectly, transfer, assign, pledge, hypothecate or otherwise dispose of such options.

            TANTAU PLAN. Under the Tantau Plan, if a holder of an option (including an eligible option) ceases to be an employee of 724 Solutions, such optionee may exercise the option within the period of time specified in the applicable option agreement (which is generally three months and, pursuant to the Tantau Plan, can be no less than 30 days) to the extent that the option is vested on the date of termination. In no event may the option be exercised later than expiration of the term of the option as set forth in the applicable option agreement. If no time is specified in the option agreement, the option shall remain exercisable for 90 days following the optionee's termination.

            Under the Tantau Plan, if an optionee ceases to be an employee as a result of the optionee's death or disability, the option may be exercised within the period of time specified in the applicable option agreement (which is generally one year and, pursuant to the Tantau Plan, can be no less than 180 days) to the extent the option is vested on the date of termination or death, as the case may be. However, in no event may such exercise take place later than the expiration of the term of such option as set forth in the option agreement. In the event of death, the option may be exercised by the optionee's estate or by a person who acquires the right to exercise the option by bequest or inheritance. If no time is specified in the option agreement, such option shall remain exercisable to the extent it is vested on the date of termination for 365 days following the optionee's termination or death, as the case may be.

            If, at the time of termination or death, as the case may be, the optionee is not vested as to the entire option, the common shares covered by the unvested portion of the option may not be purchased. In addition, if the option is not so exercised within the time specified after death or termination, as the case may be, the option shall terminate, and the common shares covered by the option may not be purchased.

            EXERCISE AND VESTING

            2000 PLAN. The compensation committee (and the stock option committee, subject to the guidelines) determines the vesting periods of the options granted under the 2000 Plan.

            The board of directors or the compensation committee may, in its discretion (but subject to the consent of any applicable stock exchanges, if required), subsequent to the grant of an option, permit an optionee to exercise any or all of the unvested options then outstanding and granted to the optionee under the 2000 Plan.

            Eligible options granted under the 2000 Plan after November 19, 2000 generally vest at the rate of 25% on each anniversary of the date of grant, until all such options are exercisable, subject to the other vesting and termination provisions set forth in the 2000 Plan and applicable option agreement. Eligible options granted under the 2000 Plan before November 19, 2000 generally vest at the rate of 33 1/3% on each anniversary of the date of grant, until all such options are exercisable, subject to the other termination provisions set forth in the plan and applicable option agreement.

            1997 PLAN. Eligible options granted under the 1997 Plan, generally have a vesting schedule similar to the vesting schedule for options granted under the 2000 Plan before November 19, 2000.

            TANTAU PLAN. All of the eligible options granted under the Tantau Plan were granted on January 16, 2001. 25% of the options granted on January 16, 2001 under the Tantau Plan will vest on the second anniversary date of the grant date, with an additional 25% vesting on each subsequent anniversary date, until all such options are exercisable, subject to the other vesting and termination provisions set forth in the plan.

            The terms of the new grants to be made to participating employees in the offer will provide that 25% of the common shares that may be purchased under the new options will vest at the time of the grant of the new options, with an additional 25% of such shares subject to the new options becoming exercisable on each anniversary date of the grant, subject to the other provisions of the 2000 Plan that would cause such options to vest early or to terminate. Accordingly, on the third anniversary date of the new grant, all of these new options will be fully vested. This vesting schedule will replace the vesting schedule of the eligible options that are cancelled in this offer.

            TRANSFERABILITY

            2000 PLAN. Upon the death of an optionee, options granted under the 2000 Plan may be exercised by the legal representative of the optionee or the optionee's estate. Under the 2000 Plan, options (other than incentive stock options) may be transferred or assigned between an eligible employee and his personal holding company, family trust and certain tax sheltered savings plans (the "eligible investment vehicle") that meet specified criteria, upon approval of the compensation committee (such consent not to be unreasonably withheld). Otherwise, options granted under the 2000 Plan are not transferable.

            1997 PLAN. Under the 1997 Plan, options may only be exercised by the optionee (or certain trusts and personal holding corporations), and upon the optionee's death, the legal representative of his or her estate. Options are non-assignable and, accordingly, an optionee exercising an option may purchase common shares only in his or her own name, on behalf of such an entity, or in his or her capacity as a legal representative. Furthermore, we may terminate eligible options granted under the 1997 Plan upon any attempt by an optionee to, directly or indirectly, transfer, assign, pledge, hypothecate or otherwise dispose of such options in a manner that is contrary to the provisions of the 1997 Plan.

            TANTAU PLAN. The eligible options granted under the Tantau Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

            ADJUSTMENTS UPON CERTAIN EVENTS

            2000 PLAN. Under the 2000 Plan, in the event of (i) a sale or transfer of all or substantially all of the property or assets of 724 Solutions,
(ii) a transaction contemplated in Subsection 182(1) of the BUSINESS CORPORATIONS ACT (Ontario), (iii) a merger, consolidation, amalgamation, reclassification, reorganization or liquidation (a "corporate transaction"), or
(iv) an offer to purchase all or substantially all of the shares of 724 Solutions by a third party, our board of directors may determine the manner in which all unexercised options may be treated, including acceleration of vesting and/or the expiration date of all or a portion of such options. Subject to the foregoing, in the event of a corporate transaction, an option holder (including holders of a new option) under the 2000 Plan may receive, upon exercise of such holder's option in accordance with the terms of the 2000 Plan, the aggregate number of shares of the appropriate class and/or securities of 724 Solutions or the successor corporation to which such holder would be entitled to receive as a result of such corporate transaction if such holder had been the registered holder of the number of common shares subject to the option on the record date of such transaction.

            With respect to options granted under the 2000 Plan prior to January 23, 2002, in the event of a change of control, as defined below, the option holder shall be entitled to exercise all of such holder's unexercised options. A "change of control" generally refers to the acquisition by a person (or a group of persons acting jointly or in concert) of more than 50% of the voting shares of 724 Solutions or a consolidation, merger or amalgamation into another corporation in which the voting shareholders of 724 Solutions prior to such consolidation, merger or amalgamation receive shares entitled to exercise less than 50% of the voting rights attaching to the voting shares of the consolidated, merged or amalgamated corporation, including a sale of all or substantially all of 724 Solutions' assets to any other corporation.

            Pursuant to an amendment of the 2000 Plan made by the board of directors on January 23, 2002, with respect to options granted under the 2000 Plan on or after such date, including all new options granted to eligible employees in connection with the offer, and the option grants to certain directors, officers and other selected senior personnel and the additional option grants described in Section 10, in the event of a change of control (generally, as defined in the paragraph above), the option holder shall be entitled to exercise all of such holder's unexercised options as of the first anniversary of the change of control, or earlier in the circumstances described in the next sentence. Upon a change of control, in the event that a successor to our company fails to assume and agree to perform our obligations under stock option agreements made pursuant to the 2000 Plan, or in the event that the option holder is involuntarily terminated prior to such first anniversary, the option holder shall be entitled to exercise all of such holder's unexercised options granted under the 2000 Plan on or after January 23, 2002.
"Involuntarily terminated" means (i) a termination by us of the option holder's employment with us other than for cause; (ii) a material reduction of or variation in the option holder's duties, authority or responsibilities, relative to the option holder's duties, authority or responsibilities as in effect immediately prior to such reduction or variation; (iii) a reduction by us or our subsidiary in the base salary of the option holder as in effect immediately prior to such reduction; (iv) a material reduction by us in the kind or level of employee benefits, including bonuses, to which the option holder was entitled immediately prior to such reduction) with the result that the option holder's overall benefits package is materially reduced; or (v) the relocation of the option holder to a facility or a location more than thirty (30) miles from the option holder's then present location.

            OTHER PLANS. The provisions with respect to adjustments upon certain events with respect to eligible options under the 1997 Plan and the Tantau Plan are substantially similar in all material respects to the provisions set out in the 2000 Plan in effect prior to the amendments made January 23, 2002 described above.

            AMENDMENTS; TERMINATION

            2000 PLAN. Under the 2000 Plan, our board of directors may amend the 2000 Plan without the consent of the optionholder, provided that: (i) unless the change is required by a securities commission, stock exchange or other governmental or regulatory body having jurisdiction over the 2000 Plan, no such action may materially and adversely affect the rights of an optionholder under any options then outstanding (including new options) without the consent of such optionholder; and (ii) if required by applicable law or the rules of any stock exchange on which the securities of 724 Solutions are listed, shareholder approval and other regulatory approval of the amended form of the 2000 Plan must be obtained. Our board of directors or the compensation committee may suspend or terminate the 2000 Plan or any portion of it at any time, subject to requisite shareholder or regulatory approval as set forth in this paragraph. Except as otherwise provided, no such termination or suspension may, without the consent of an affected optionholder, alter or impair any then outstanding option.

            1997 PLAN. The provisions with respect to the amendments under the 1997 Plan are similar to the provisions of the 2000 Plan.

            TANTAU PLAN. Amendments to the Tantau Plan may be made without the consent of the holder unless the amendment materially or adversely affects the rights of the holder.

REGISTRATION OF COMMON SHARES

            All of our common shares issuable upon exercise of options under the option plans, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been or will be registered under the Securities Act of 1933 (the "Securities Act") on a registration statement on Form S-8 filed with the SEC. Unless you are one of our "affiliates", as defined in Rule 144 under the Securities Act, which group generally consists of our directors, executive officers and certain significant shareholders, we anticipate that you will generally be able to sell your common shares issued upon exercise of new options free of any transfer restrictions under applicable securities laws in the United States or Canada.

            If an optionee recipient is deemed to be an affiliate of 724 Solutions, any common shares acquired by such person under the 2000 Plan shall be subject to the volume limitations and other requirements with respect to sales that are set forth in Rule 144 and the certificate or certificates representing such shares may bear a legend restricting the transfer thereof. Such persons may, however, resell the shares so acquired under (i) the volume limitations of Rule 144, (ii) any other applicable exemption from registration under the Securities Act, or (iii) a separate prospectus prepared in accordance with the requirements of the applicable form under the Securities Act. However, a person that is deemed an affiliate of 724 Solutions solely by virtue of holding the position of an officer or director may effect resales over The
Toronto Stock Exchange, subject to the provisions of Rule 904 of Regulation S, without being subject to the volume limitations and other requirements of Rule 144.

TAX CONSEQUENCES

            You should refer to the separate summaries provided with this offer for a discussion of the material tax consequences of accepting or rejecting this offer to tender eligible options for cancellation and of the grant of the new options under this offer to exchange. Whether you are an employee based inside or outside of the United States or Canada, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country or countries in which you are a taxpayer.

9.  INFORMATION CONCERNING 724 SOLUTIONS.

            The address of our principal executive office is 10 York Mills Road, 3rd Floor, Toronto, Ontario, Canada, M2P 2G4, where the telephone number is 1-416-226-2900. Our Internet address on the worldwide web is http://www.724.com. Information contained on our website does not constitute a part of this offer to exchange. For additional information regarding 724 Solutions, we recommend that you also review the materials which we have filed with the SEC and have listed in Section 15.

SUMMARY FINANCIAL DATA

            The selected audited consolidated statement of operations data set forth below for the years ended December 31, 2000 and 1999 and the audited balance sheet data as of December 31, 2000 have been derived from our audited financial statements, which appear in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The unaudited consolidated statement of operations data for the nine months ended September 30, 2001 and September 30, 2000, and the unaudited balance sheet data as of September 30, 2001 have been derived from our unaudited financial statements which appear in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2001. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and other financial information set forth in such reports, as well as the information set forth therein under "Management's Discussion and Analysis of Financial Condition and Results of Operations." On January 24, 2002, we issued our summary unaudited consolidated statement of operations data for the year ended December 31, 2001 and unaudited balance sheet data as of December 31, 2001. These operating results are not necessarily indicative of results for any future period. You should not rely on them to predict our future performance.


                                                                  Nine Months Ended                      Years Ended
                                                                     September 30,                       December 31,
                                                                   2001          2000          2001          2000          1999
                                                                (unaudited)   (unaudited)   (unaudited)    (audited)     (audited)
                                                               (In thousands of U.S. dollars, except shares and per share amounts)
Consolidated Statements of Operations Data:

Revenue:
Product ....................................................   $  24,717      $   8,835     $  27,054     $  14,191    $   1,697
Less stock-based compensation related to software
     development ...........................................        --             (248)         --            (248)      (1,644)
Service ....................................................      13,251          4,606        16,763         7,303        1,169
                                                               ---------      ---------     ---------     ---------    ---------
Total revenue...............................................   $  37,968      $  13,193        43,817     $  21,246    $   1,222

Operating expenses (1):

Cost of revenue.............................................      15,234          8,348        19,697        13,213        1,858
Research and development....................................      54,652         21,387        66,782        32,624        7,255
Sales and marketing.........................................      37,522         10,225        47,884        13,015        2,598
General and administrative..................................      19,642         12,095        23,855        15,398        3,634
Depreciation................................................       6,319          2,314         8,142         3,946          752
Amortization of intangible assets...........................      78,209          9,267        80,172        18,843         --
Restructuring costs.........................................       3,433           --          16,488          --           --
Write-down of fixed assets .................................        --             --           3,156          --           --
Write-down of intangible and other assets...................     321,461           --         321,461          --           --
                                                               ---------      ---------     ---------     ---------    ---------
Total operating expense ....................................   $ 536,472      $  63,636       587,637     $  97,039    $  16,097
                                                               ---------      ---------     ---------     ---------    ---------
Loss from operations .......................................   $(498,504)     $ (50,443)     (543,820)      (75,793)     (14,875)

Interest income.............................................       5,182          8,643         5,773        11,582        1,044

Equity in (loss of) affiliate...............................      (1,178)           686        (1,591)          947         --

Write-down of long-term investments.........................      (9,284)          --          (9,975)         --           --

Loss on sale of long-term investments.......................      (4,716)                      (4,591)
                                                               ---------      ---------     ---------     ---------    ---------
Loss for the period ........................................   $(508,500)     $ (41,114)    $(554,204)    $ (63,264)   $ (13,831)
                                                               ---------      ---------     ---------     ---------    ---------

Other comprehensive income:

Cumulative translation adjustment...........................         (33)          --             (52)         --           --
Unrealized holding gain (loss) arising in the period........      (3,415)         1,422        (3,500)       3,500          --
                                                               ---------      ---------     ---------     ---------    ---------
Comprehensive Loss: ........................................   $(511,948)     $ (39,692)    $(557,756)   $ (59,764)    $ (13,831)



                                                                  Nine Months Ended                      Years Ended
                                                                     September 30,                       December 31,
                                                                   2001          2000          2001          2000          1999
                                                                (unaudited)   (unaudited)   (unaudited)    (audited)     (audited)
                                                               (In thousands of U.S. dollars, except shares and per share amounts)

Basic and diluted loss per share ...........................   $   (8.98)     $   (1.13)    $   (9.72)   $   (1.71)    $   (0.82)

Weighted-average number of shares used in computing basic
     and diluted loss per share (in thousands)..............       56,624        36,296        57,015       36,963        16,887

(1)  Included in the operating expenses are stock-based
     compensation expenses in the following amounts ........   $   37,484     $   3,854     $  47,169    $   6,415     $     165



                                                            As of September 30,                As of December 31
                                                                  2001               2001            2000             1999
                                                            -------------------   ----------   -----------------   ----------


Consolidated Balance Sheet Data:

Cash and cash equivalents...................................     $ 92,769           $60,279         $73,898          $65,287
Short-term investments......................................       14,698            28,857          92,726             --
Working capital.............................................      104,579            75,512         149,782           58,805
Intangible and other assets.................................       19,898            17,857          90,563            1,100
Total assets................................................      171,893           135,830         287,316           73,242
Total shareholders' equity..................................      145,213           109,246         262,263           62,168


10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS AND OUR COMMON SHARES.

            A list of our directors and executive officers is attached to this offer as Schedule A. As of January 23, 2002, such persons, as a group, beneficially owned in the aggregate options to purchase approximately 1.4 million of our common shares, which represented approximately 22% of all options outstanding as of that date. None of our directors or executive officers, and other selected senior employees of 724 Solutions and its subsidiaries who will be separately notified by 724 Solutions of their ineligibility, are eligible to participate in the offer.

            During the sixty days prior to January 24, 2002 we granted to several employees options to purchase an aggregate of 15,500 of our common shares. The exercise prices of these options were based upon the fair market value of our common shares on the date of grant, as determined under the 2000 Plan. During this period, we issued an aggregate of 63,889 of our common shares upon the exercise of outstanding options held by our employees.

            We currently have a vacancy on our board of directors which we are seeking to fill. We are considering potential candidates but no final decisions have been made.

REGISTRATION RIGHTS

            In connection with our January 2001 acquisition of Tantau, we terminated a registration rights agreement that we previously had with several of our initial investors, and entered into a new registration rights agreement. This new registration rights agreement, as described below, provides certain former shareholders of Tantau with some of the piggy-back rights that existed in the original agreement. Three groups of our shareholders have registration rights under this agreement:

            - our founder, Greg Wolfond, Blue Sky Capital Corporation and 1319079 Ontario Inc., who as of November 17, 2001 in the aggregate held approximately 4.7 million common shares;

            - several of our initial strategic investors, including Bank of America, Bank of Montreal, Citigroup and Sonera, who as of November 17, 2001 in the aggregate held more than 17.8 million common shares; and

            - several former shareholders of Tantau including Austin Ventures and funds managed by J.P. Morgan Partners (BHCA), L.P., who as of November 17, 2001 in the aggregate held approximately 5.9 million common shares.

            Please note that the amounts set forth above are based primarily upon the filings made by these shareholders under the U.S. securities laws. The exercise of these registration rights would make a large number of our common shares available in the public markets, which could cause the market prices of our shares to decrease.

            Under this agreement, each of these three groups of shareholders received rights to require us to register their holdings of common shares under the applicable securities laws of the United States and/or Canada. Our founder, together with Blue Sky Capital Corporation and 1319079 Ontario Inc., acting as a group, and our strategic investors, acting as a group, each obtained the right to demand that we effect such a registration. A demand from either our founder, Blue Sky Capital Corporation and 1319079 Ontario Inc., on the one hand, or the strategic investors, on the other hand, will enable the other two groups of shareholders to include their shares in that registration. In addition, if we commence the registration of our shares under specified circumstances other than as a result of a demand under the agreement, each of these three groups of shareholders will have the right to include their shares in that registration.

            Each of Mr. Wolfond, Blue Sky Capital Corporation and 1319079 Ontario Inc., on the one hand, and the strategic investors, on the other hand, received the right to demand that we register shares on two separate occasions per group. A demand registration, together with the other shares included in that registration under the agreement, must provide for the resale of at least U.S.$20.0 million of our shares.

            SHORT FORM REGISTRATIONS. Mr. Wolfond, Blue Sky Capital Corporation and 1319079 Ontario Inc., acting as a group, and the strategic investors, acting as a group, may require that we file a short-form registration statement to enable them to resell all or a portion of their shares. These registrations are unlimited in number, but we cannot be required to effect such a registration if we have registered shares after a demand under the agreement during the 180 day period before the new demand. A short-form registration of this kind must cover common shares amounting to at least U.S.$15.0 million.

            TANTAU SHARES SUBJECT TO RESALE LIMITATIONS. The former shareholders of Tantau that are parties to the agreement will not be able to require us to register any shares that are subject to the resale restrictions set forth in the agreements relating to our acquisition of Tantau.

            TERMINATION OF REGISTRATION RIGHTS. The registration rights granted under the agreement will terminate as follows:

            - in the case of our founder, Blue Sky Capital Corporation and 1319079 Ontario Inc., and in the case of our strategic investors:

            -    in January 2004, or

            - if earlier, the time at which their shares are generally freely tradable under United States and Canadian securities laws, and the aggregate ownership of the relevant shareholder is less than specified minimum amounts; and

            -    in the case of the former shareholders of Tantau:

            -    in January 2004, or

            - upon the transfer by that shareholder of our common shares to another party, or

            - if the relevant shareholder holds less than specified minimum amounts.

            PRIORITY IN UNDERWRITTEN OFFERINGS. If shares are registered under the agreement in an underwritten offering in which the managing underwriter advises us that market conditions require us to limit the number of shares that may be sold in that offering, the agreement provides for an allocation of the shares to be sold between us, the shareholders that are parties to the agreement, and any other shareholders that are including shares in that registration.

            EXPENSES AND INDEMNIFICATION. We are generally required to pay the expenses of any registration required to be made under the agreement, although the shareholders will be responsible for the payment of their own brokerage fees or underwriting expenses in connection with any sale. Under some circumstances, we will be required to indemnify the shareholders that are parties to the agreement for any liabilities arising under applicable securities laws in connection with a registration of their shares.

            ADDITIONAL REGISTRATION RIGHTS. The agreement limits our ability to grant specified types of registration rights deemed to be superior to, or greater than, some of the rights provided in the agreement.

OPTION GRANTS TO CERTAIN DIRECTORS, OFFICERS AND OTHER SELECTED SENIOR PERSONNEL

            Our directors and officers are not eligible to participate in this offer, and they will not be asked to surrender or cancel any of their existing options. In addition, we believe that any equity awards made at this time to these individuals, as well as to other selected senior employees that we have identified, should be structured in a manner that is designed to maximize their incentive to work towards our becoming profitable.

            On January 23, 2002, in connection with this offer, we determined to on January 28, 2002 grant options under our 2000 Plan to our directors, most of our officers and other selected senior personnel who will not be eligible to participate in this offer. The options are apart from date of grant, identical to the options to be granted hereunder to eligible employees.

            These options represent the right to purchase an aggregate of 2,603,000 of our common shares at an exercise price per share equal to the market price of our common shares, determined by reference to their closing sale price on The Toronto Stock Exchange (for persons resident in Canada) and on the NASDAQ National Market (for persons resident outside of Canada) on January 25, 2002.

            The following table sets forth the number of options that will be granted to certain of our directors and executive officers:

NAME                             TITLE                                            NUMBER OF OPTIONS
----                             -----                                            -----------------

Joseph Aragona                   Director                                                50,000
Lloyd Darlington                 Director                                                50,000
James Dixon                      Director                                                50,000
Charles Goldman                  Director                                                50,000
Holger Kluge                     Director                                                50,000
Barry Reiter                     Director                                                50,000
Antti Vasara                     Director                                                50,000
Greg Wolfond                     Chairman and Director                                  100,000
John Sims                        Chief Executive Officer and Director                   600,000
Christopher E. Erickson          Director and Executive Vice President and              150,000
                                 Managing Director, EMEA (Europe, Middle East
                                 and Africa)
Alistair Rennie                  Senior Vice President, Corporate Marketing and         300,000
                                 Development
Karen Basian                     Chief Financial Officer and Senior Vice                300,000
                                 President, Corporate Services

TOTAL                                                                                 1,800,000

ADDITIONAL OPTION GRANTS

            We have employees who generally perform services for us in countries where our staff count is small or in which the legal, regulatory or tax requirements may render it difficult for us to enable these individuals to participate in the offer. However, we believe that it is important for us to motivate these employees to a similar extent as all of our other employees. Accordingly, on or about the date that the new options to be issued to eligible employees under this offer are granted, which we estimate will occur in August 2002, we plan to issue additional options under our 2000 Plan to these employees, subject to favorable local tax and regulatory laws. For each option held by these individuals that has an exercise price of more than U.S.$3.00, or more than Cdn.$4.75 (if denominated in Canadian dollars), we would grant to each such individual an option to purchase a common share, with an exercise price equal to the exercise price otherwise granted to eligible employees who are issued new options pursuant to this offer. This exercise price is expected to be the market price of our common shares, determined by reference to their closing sale price on The Toronto Stock Exchange (for employees resident in Canada) and on the NASDAQ National Market (for employees resident outside of Canada) on the last trading day immediately preceding the grant date. These employees would not be required to surrender or cancel any of their existing options.

            These options will be identical to those being offered herein to eligible employees. We estimate that we would issue options to purchase an aggregate of 538,000 common shares to these individuals, including to the following executive officer:

NAME                     TITLE                                            NUMBER OF OPTIONS

Harald Sammer            Chief Technology Officer                         60,000


11. STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

            Many of our eligible employees hold options with exercise prices significantly higher than the current market price of our common shares. We believe that it is in our best interests to offer these eligible employees an opportunity to more effectively participate in the potential growth of stock price. We could accomplish this goal by repricing existing options, which would enable eligible employees to immediately receive new options with an exercise price equal to our current market price, determined under the terms of the option plans. However, if we repriced existing options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements relating to the repriced options which would reduce our reported earnings for each fiscal quarter that the repriced options remained outstanding. This could have a negative impact on our stock price performance.

            We believe that we can accomplish our goals of providing eligible employees the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without the accounting consequence described above because:

          we do not expect to grant any new options to eligible employees who tender their eligible options in the offer until a day that is more than six months and one day from the date we cancel eligible options tendered for exchange;

          other than the options described in Section 10, no further grants were made to eligible employees (other than new hires) in the past six months. Therefore, negative accounting consequences are avoided by making an all or nothing offer with respect to eligible options;

          the exercise price of all new options will equal the market price of our common shares on the future date we grant the new options (as determined under the terms of the 2000

               Plan), or 110% of the fair market value of the common shares (as determined in accordance with the 2000 Plan) in the event that incentive stock options are granted to certain substantial shareholders of our company; and

          we do not expect to grant any other options to an eligible employee who tenders eligible options in the offer that are cancelled in the exchange until after the date on which we grant the new options.

            Tendered eligible options that we accept for exchange and acquire in this offer will be cancelled and will be available for future option grants (including pursuant to the offer) under the 2000 Plan, except for eligible options granted under the 1997 Plan. Options available for future grants under the 2000 Plan will be available for grants to eligible plan participants without further shareholder action, except as may be required by applicable law or the rules of any other stock exchange on which our common shares are then quoted or listed.

            As a result of this offer to exchange, we will be required to expense up to approximately U.S.$2 million of the related unamortized portion of the deferred stock based compensation as a one time non-cash stock compensation expense. We expect to record this expense during the three months ending March 31, 2002.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

            We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options to eligible employees as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, in the United States, Canada or any other jurisdiction, that would be required for the acquisition or ownership of our options as contemplated herein, other than such other approvals as have been obtained by us. We are unable to predict whether we may determine that we are required to delay the acceptance of eligible options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept any tendered eligible options for exchange is subject to conditions, including the conditions described in
Section 6.

13.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

            We may, from time to time, extend the period of time during which this offer is open and delay accepting any eligible options tendered to us by announcing the extension and giving oral or written notice of the extension to eligible employees and making an announcement thereof. If the offer is extended, then the grant date of the new options will also be extended if necessary to ensure that the new options are granted more than six months and one day following the date tendered eligible options are cancelled. We also reserve the right to grant new options earlier than the day that is six months and one day after the date of cancellation, if we determine that it is in the best interests of 724 Solutions and our shareholders to do so. In such event, we will notify eligible employees, which may be by press release, of the earlier new option grant date.

            We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to eligible employees and making an announcement thereof. Our reservation of the right to delay our acceptance and cancellation of eligible options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the eligible options tendered promptly after termination or withdrawal of a tender offer.

            Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to eligible employees or by decreasing or increasing the number of options being sought in the offer.

            Amendments to the offer may be made at any time and from time to time by an announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., eastern standard time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the offer will be disseminated promptly to eligible employees in a manner reasonably designated to inform eligible employees of such change. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release through our normal channels.

            If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

14.  FEES AND EXPENSES.

            We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this offer to exchange.

15.  ADDITIONAL INFORMATION.

            We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your eligible options:

     (a) our Annual Report on Form 10-K for the year ended December 31, 2000, filed March 29, 2001; and

     (b) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed November 13, 2001.

            These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W., Suite 1400            500 West Madison Street Room 1024
Washington, D.C. 20549                        Chicago, Illinois 60661

            You may obtain information on the operation of the public reference rooms by calling the SEC at l-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

            We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you (including all option plans and forms of stock option agreements thereunder), other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

            724 Solutions Inc.
            Attention: Calvin Barrett
            10 York Mills Road, 3rd Floor
            Toronto, Ontario
            M2P 2G4
            Tel: (416) 226-2900, Ext. 5149
            Fax: (416) 228-2350

between the hours of 9:00 a.m. and 5:00 p.m., eastern standard time. The information contained in this offer to exchange about 724 Solutions should be read together with the information contained in the documents to which we have referred you.

16.  FORWARD LOOKING STATEMENTS.

            This offer to exchange includes forward-looking statements. When used in this offer to exchange, the words "could", "may", "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions as they relate to 724 Solutions or our management are intended to identify these forward-looking statements. These statements include our statements regarding our plans to complete the offer, including the times at which we will accept eligible options for cancellation and issue new options, the anticipated effect of this offer to exchange on our future financial statements, and our compensation plans concerning our officers and employees.

            These forward-looking statements are subject to substantial risks and uncertainties, including the possibility that the financial accounting rules applicable to us may change, causing us to recognize significant charges in our financial statements which could reduce our reported results in future periods; changes in the trading price and the trading volume of our common shares during the program and in the period between the cancellation of the old options and the issuance of new options; corporate developments affecting 724 Solutions between the cancellation of old options and issuance of new options; and our ability to retain our key executives, technical personnel and other employees in order to implement our business and product plans. We do not undertake any obligation to update or revise this forward-looking information, except as required under applicable law.

            Our Annual Report on Form 10-K and Quarterly Report on Form 10-Q referred to herein discuss some of the important risk factors that may affect our business, results of operations and financial condition.

            These risks are also described in our filings with the Canadian Securities Administrators, including our prospectuses, material change reports, Annual Information Form and Management Information Circular.

            The safe harbour for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act. However, the Act does not provide this protection for transactions that constitute a tender offer under the Securities Exchange Act of 1934, and will not be available for our forward-looking statements contained in this offer if this offer is deemed to constitute a tender offer.

17.  MISCELLANEOUS.

            We are not making this offer to, nor will we accept any tender of eligible options from or on behalf of, eligible employees in any jurisdiction in which the offer or the acceptance of any tender of eligible options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to employees in any such jurisdiction.

            We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related acceptance letter. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                                     724 Solutions Inc.

January 24, 2002

                                   SCHEDULE A

                             INFORMATION CONCERNING
                      THE DIRECTORS AND EXECUTIVE OFFICERS
                              OF 724 SOLUTIONS INC.

            The directors and executive officers of 724 Solutions Inc. and their positions and offices as of January 18, 2002, are set forth in the following table:

           NAME                                           POSITION AND OFFICES HELD

Joseph C. Aragona                        Director
Karen Basian                             Chief Financial Officer and Senior Vice President,
                                         Corporate Services
Lloyd F. Darlington                      Director
James D. Dixon                           Director
Christopher E. Erickson                  Director and Executive Vice President and Managing
                                         Director, EMEA (Europe, Middle East and Africa)
Charles M. B. Goldman                    Director
Peter Klante                             Senior Vice President, Product Group
Holger Kluge                             Director
Barry J. Reiter                          Director
Alistair Rennie                          Senior Vice President, Corporate Marketing and Development
Harald Sammer                            Chief Technology Officer
John J. Sims                             Director and Chief Executive Officer
Antti H. A. Vasara                       Director
Greg Wolfond                             Chairman, Board of Directors

            In addition, the business address of each director and executive officer is: c/o 724 Solutions Inc., 10 York Mills Road, 3rd Floor, Toronto, Ontario, Canada, M2P 2G4.